                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TELETECH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of TeleTech Holdings, Inc., a Delaware corporation (the "Company"), will be held at One Norwest Center, John D. Hershner Conference Room, located at 1700 Lincoln Street, Denver, Colorado 80203 on Thursday, May 13, 1999, at 10:00 a.m., local time, for the following purposes:

    1. to elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    2. to approve the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan;

    3. to ratify the engagement of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1999; and

    4.  to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 25, 1999, are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholders for any purpose germane to the meeting at the Company's principal executive offices at 1700 Lincoln Street, 14th Floor, in Denver, Colorado, on the day of the Annual Meeting of Stockholders and for at least 10 days before the meeting. The Company's board of directors extends a cordial invitation to all stockholders to attend the meeting.

    Attendance at the Annual Meeting of Stockholders will be limited to only those persons who were stockholders on March 25, 1999. If you plan to attend the meeting, please detach the admission ticket attached to the enclosed proxy and bring it with you to the meeting.

                                          By Order of the Board of Directors,

                                                   [SIGNATURE]
                                          Kenneth D. Tuchman
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Denver, Colorado
April 12, 1999

                            YOUR VOTE IS IMPORTANT.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                            TELETECH HOLDINGS, INC.
                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999

                            ------------------------

                                  INTRODUCTION

    The accompanying proxy is solicited by the board of directors of TeleTech Holdings, Inc., a Delaware corporation ("TeleTech" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, and its telephone number is (303) 894-4000. Stockholders of record at the close of business on March 25, 1999, are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 12, 1999.

                                  THE MEETING

VOTING AT THE MEETING

    On March 25, 1999, there were 61,056,310 shares of common stock of the Company, $.01 par value per share (the "common stock"), issued and outstanding. Each share of common stock issued and outstanding on March 25, 1999, entitles the holder to one vote on each matter submitted to a vote of stockholders at the meeting.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) approval of the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan, (ii) ratification of the engagement of Arthur Andersen LLP as the Company's independent auditors for 1999 and (iii) the taking of all other actions that may properly come before the meeting. Kenneth D. Tuchman, the beneficial owner of approximately 60% of the issued and outstanding shares of common stock, has indicated that he intends to vote for all persons nominated by the board of directors for election to the Company's board of directors and for each other proposal that is submitted by the board of directors for a vote of the stockholders. The persons named in the enclosed proxy also have discretionary authority to vote with respect to any matters raised during the meeting which the Company did not know, a reasonable period of time before these proxy materials were first mailed to stockholders, would be raised at the meeting.

PROXIES AND PROXY SOLICITATION

    All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies have been revoked previously. If no directions are indicated on any proxy, it will be voted FOR the election of each nominee named in this proxy statement under "Proposal 1: Election of Directors" and FOR each other proposal described herein that is submitted by the board of directors for a vote of the stockholders. If any other matters not described herein are properly presented at the meeting for action, which is not currently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submitting, to the secretary of the Company, written notice of revocation or a duly executed proxy bearing a later date. In addition, if a stockholder is present at the meeting, he or she may revoke his or her proxy and vote his or her shares personally.

    Proxies marked "ABSTAIN" with respect to any proposal, or marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors, will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders or as unvoted for the election of one or more directors indicated thereon, respectively. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

    The costs of soliciting proxies will be paid by the Company. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth, as of March 25, 1999, the ownership of common stock by (i) each person who is known by the Company to own more than 5% of the outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the "Summary Compensation Table" appearing elsewhere herein and (iv) all executive officers, directors and nominees for director of the Company, as a group:

                                                                                       APPROXIMATE
                                                               NUMBER OF SHARES        PERCENT OF
NAME AND ADDRESS(1)                                           BENEFICIALLY OWNED          CLASS
------------------------------------------------------------  ------------------       -----------
Kenneth D. Tuchman..........................................      36,522,400(2)           59.8%

Joseph D. Livingston........................................         734,367(3)            1.2%

Steven B. Coburn............................................         121,759(4)           *

Deborah C. Gentry...........................................          20,000(5)           *

Rod Dammeyer................................................          99,059(6)           *

George H. Heilmeier.........................................          15,500(7)           *

Morton H. Meyerson..........................................         469,674(8)           *

John T. McLennan............................................          18,750(9)           *

Alan Silverman..............................................         394,630(10)          *

All directors and executive officers as a group (10
  persons)..................................................      38,443,161              61.8%

Capital Research and Management Company
  333 South Hope Street
  Los Angeles, California 90071.............................       3,572,500(11)           5.9%

------------------------

*   Less than 1%.

(1) The address of each executive officer, director and nominee for director is in care of the Company, 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203.

(2) Includes (i) 306,895 shares of common stock held by the Tuchman Family LLP, of which Mr. Tuchman is the managing general partner; (ii) 100,000 shares owned by the Kenra Family LLP, a Colorado limited liability partnership in which Mr. Tuchman and his spouse own direct or indirect controlling partnership interests; and (iii) 300,000 shares owned by the Tuchman Family Foundation, which was established for the benefit of entities that have been granted exempt status under Section 501(c)(3) of the Internal Revenue Code. Mr. Tuchman and his spouse are the sole directors and officers of the Tuchman Family Foundation; however, Mr. Tuchman disclaims beneficial ownership of all such shares. Does not include 10,000 shares of common stock held by Mr. Tuchman's spouse, to which Mr. Tuchman disclaims beneficial ownership.

(3) Consists of shares of common stock subject to options granted under the TeleTech Holdings, Inc. Stock Plan (the "Existing Option Plan") that are exercisable as of March 25, 1999, or within 60 days thereafter (the "Measurement Period").

(4) Includes 120,000 shares of common stock subject to options granted under the Existing Option Plan that are exercisable within the Measurement Period and 1,000 shares of common stock held by Mr. Coburn's spouse.

(5) Consists of 20,000 shares of common stock subject to options granted under the Existing Option Plan that are exercisable within the Measurement Period.

(6) Includes 50,000 shares of common stock subject to options granted under the TeleTech Holdings, Inc. Directors Stock Option Plan (the "Directors Option Plan") that are exercisable within the Measurement Period.

(7) Includes 12,500 shares of common stock subject to an option granted under the Directors Option Plan that are exercisable within the Measurement Period.

(8) Includes 12,500 shares of common stock subject to an option granted under the Directors Option Plan and 37,824 shares of common stock subject to an option granted under the Existing Option Plan that are exercisable within the Measurement Period. Excludes 340,420 shares of common stock subject to options granted under the Existing Option Plan that are not exercisable during the Measurement Period unless and until the closing sale price of the common stock equals or exceeds specified levels for 15 consecutive trading days (in which event the option will vest on an accelerated basis); provided, however, that the exercise price of such option is required to be paid by delivery of common stock that has a fair market value equal to the exercise price and, consequently, no more than 200,000 shares of common stock, net of shares received by TeleTech for exercise consideration and required tax withholdings, will be issued to Mr. Meyerson pursuant to this option.

(9) Includes 12,500 shares of common stock subject to an option granted under the Directors Option Plan and 1,250 shares of common stock subject to an option granted under the Existing Option Plan that are exercisable within the Measurement Period.

(10) Includes (i) 125,000 shares of common stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period; (ii) 5,300 shares of common stock held by Mr. Silverman's spouse;
    (iii) 6,000 shares held by two trusts established for the benefit of Mr. Silverman's children; and (iv) 40,000 shares of common stock contributed to the Joanna and Alan Silverman Family Foundation established for the benefit of entities that have been granted exempt status under Section 501(c)(3) of the Internal Revenue Code. Mr. Silverman is trustee of the foregoing foundation; however he disclaims beneficial ownership of all such shares.

(11) The following information is derived from Amendment No. 1 to the Schedule 13G of Capital Research and Management Company ("Capital Research") filed with the Securities and Exchange Commission on February 11, 1999. Capital Research is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As a result of its investment adviser activities, Capital Research may be deemed to be the beneficial owner of 3,572,500 shares of common stock pursuant to the rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); however, Capital Research disclaims beneficial ownership of all such shares.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    At the meeting, six persons are to be elected to the board of directors of the Company to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The board of directors has nominated each of the persons named below and it is the intention of the persons named in the enclosed proxy to vote FOR the election of all such nominees. Each of the nominees currently is serving as a director of the Company and has consented to continue to serve as a director if elected.

    In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate, or the number of directors that constitutes the full board may be reduced to eliminate the vacancy. Kenneth D. Tuchman, the beneficial owner of approximately 60% of the issued and outstanding shares of common stock, has indicated that he intends to vote FOR all nominees proposed for election to the Company's board of directors.

INFORMATION CONCERNING THE NOMINEES FOR ELECTION AS DIRECTORS

    Information concerning the six nominees proposed for election to the board of directors is set forth below.

    KENNETH D. TUCHMAN, 39, founded TeleTech and has served as the chairman of the board of directors and chief executive officer of TeleTech since its formation in December 1994. Mr. Tuchman also founded and served as the president and chief executive officer of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., the two predecessors of TeleTech, since their formation in October 1982 and November 1992, respectively.

    ROD DAMMEYER, 58, was elected as a director of TeleTech in September 1996. Mr. Dammeyer is managing partner of Equity Group Investments, Inc., which owns, among other things, investments in approximately 25 companies, several of which are publicly held. Mr. Dammeyer is a director and vice chairman of Anixter International Inc., a provider of integrated network and cabling solutions, where he has been employed since 1985 and previously served as president. Mr. Dammeyer also is a director of Antec Corporation, an international communications technology company; IMC Global Inc., a holding company whose principal subsidiaries produce phosphate and potash chemicals; Jacor Communications, Inc., an owner and operator of radio stations nationwide; CNA Surety Corp., Inc., an insurance holding company; Grupo Azucarero Mexico, S.A. de C.V., a company that processes, refines and markets cane sugar and non-crystallizing molasses; Matria Healthcare, Inc., a leading provider of comprehensive disease management services; Metal Management, Inc., a consolidator in the scrap metal recycling industry; Stericycle, Inc., a provider of regulated medical waste management services; and Transmedia Network, Inc., a company that owns and markets specialized members-only charge cards. Mr. Dammeyer also is a trustee of Van Kampen Investments, Inc. closed-end funds.

    GEORGE H. HEILMEIER, 62, was elected to the board of directors of TeleTech in November 1998. Dr. Heilmeier is chairman emeritus of Telcordia Technologies, formerly Bell Communications Research, Inc., a provider of communications software and engineering, consulting and training services ("Bellcore"), and he served as Bellcore's chairman and chief executive officer from 1991 to 1997. He was senior vice president and chief technical officer of Texas Instruments, Inc. from 1983 to 1991. He is a member of the Defense Science Board and the National Academy of Engineering. Dr. Heilmeier also serves as a director of Compaq Computer Corporation, Automatic Data Processing Inc. and TRW, Inc. He also is a trustee of the Mitre Corporation.

    JOHN T. MCLENNAN, 53, who has served as a director of TeleTech since March 1998, is the founder and president of Jenmark Consulting, Inc., a consulting firm specializing in the financing and management of and strategizing for technology firms, primarily in communications. He served as president and chief executive officer of Bell Canada, a Canadian local and long-distance telephone provider, from January 1994 to October 1997. Prior thereto, Mr. McLennan served as president of Bell Ontario, a regional subsidiary of Bell Canada, and as chairman, president and chief executive officer of BCE Mobile Communications, Inc., a Canadian wireless telecommunications company. Mr. McLennan currently serves as a director of Hummingbird Communications Ltd., Careerbridge, Architel Systems Corporation and Mobile Data Solutions, Inc., all software solutions development companies, and Leitch Technology Corporation, an innovation company focused on delivering broadcast solutions for telecommunications and computer-based businesses.

    MORTON H. MEYERSON, 60, has served as a director of TeleTech since March 1998. Mr. Meyerson served, from 1992 to 1997, as chairman and chief executive officer of Perot Systems Corporation, a computer and information services provider. From 1979 to 1986, he served as president and from May to December 1986, as vice chairman of the board of Electronic Data Systems, a computer and information services provider. Mr. Meyerson also is the founder, chairman and chief executive officer of 2M Companies, Inc., a private investment firm, and has extensive experience in the computer service industry, in running large technology companies and in investing in, growing and capitalizing emerging technology companies. Mr. Meyerson is a director of Crescent Real Estate Equities, Inc., a real estate investment trust; Energy Services Company International, Inc., an offshore drilling company; and Optimark Technologies, Inc., a high technology transaction services company.

    ALAN SILVERMAN, 55, who has served as a director of TeleTech since January 1995, is an independent investor and, since 1992, has been a director of Exhibition Video International, a company that is developing satellite and digital transmission technology. Mr. Silverman has served since 1970 as a director and is president of Essaness Theatres Corporation, an investment holding company. Mr. Silverman is a director of Keystone Biomedical, Inc., a company that develops, tests and licenses pharmaceutical agents, and, since 1970, has been a director of Video 44, a Hispanic television broadcasting joint venture. Mr. Silverman also serves as a director of various private corporations, including Legal Research Network, PeopleScape, Inc. and Bodega Latina Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

    Directors are elected at each Annual Meeting of Stockholders of the Company to serve for one-year terms. During 1998, the board of directors held six meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. Each of the current directors attended at least 75% of all meetings of the board of directors called during the time he served as a director and at least 75% of all meetings of each committee of the board of directors on which he served.

    The board of directors has standing Audit and Compensation committees, which assist the board in the discharge of its responsibilities. Members of each committee are elected by the board at its first meeting following the Annual Meeting of Stockholders and serve for one-year terms.

    The Audit Committee reports to the board regarding the appointment of the independent public accountants of TeleTech, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls. The current members of the Audit Committee are Rod Dammeyer, John T. McLennan and Alan Silverman, each of whom is a non-employee director of the Company as defined in the Exchange Act. During 1998, the Audit Committee held three meetings and took all other actions pursuant to unanimous written consents in lieu of meetings.

    The Compensation Committee reviews performance goals and determines or approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement); reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto); and administers the Existing Option Plan, Directors Option Plan and the TeleTech Holdings, Inc. Employee Stock Purchase Plan (the "Employee Purchase Plan") and such other employee benefit plans as may be adopted by TeleTech from time to time. The current members of the Compensation Committee are John T. McLennan and Alan Silverman, each of whom is a non-employee director of the Company as defined in the Exchange Act. During 1998, the Compensation Committee held two meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. See "Report of the Compensation Committee on Executive Compensation."

COMPENSATION OF DIRECTORS

    Persons serving as directors of TeleTech do not receive a fee for their services as such; however, all directors are reimbursed for travel expenses incurred in attending board and committee meetings. In addition, each director who is neither an employee of the Company nor the beneficial owner of 5% or more of the outstanding common stock is entitled to participate in the Directors Option Plan.

    The Directors Option Plan provides that each eligible director automatically will be granted options to acquire (i) 12,500 shares of common stock upon such director's initial election to the board of directors and (ii) on the date of each Annual Meeting of Stockholders held each year thereafter at which such director is re-elected, 12,500 shares of common stock for services to be rendered as a director and 6,250 for services to be rendered as a member on each committee of the board of directors to which such director is appointed. The exercise price of each option granted under the Directors Option Plan equals the fair market value of the common stock on the date of grant. Options granted under the Directors Option Plan (a) vest immediately, (b) are not exercisable until six months after the date of grant and (c) expire on the earliest to occur of the 10th anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the board of directors for cause (as defined in the Directors Option Plan). As of March 25, 1999, options to acquire an aggregate of 418,750 shares of common stock, at a weighted average exercise price of $11.16 per share, were outstanding under the Directors Option Plan.

    The Company entered into an employment agreement in February 1998 with Morton H. Meyerson, a director of the Company, pursuant to which Mr. Meyerson agreed to render certain advisory and consulting services to the Company. As compensation for such services, the Company granted to Mr. Meyerson an option with an exercise price of $9.50 per share, the closing sales price of the common stock as reported by the Nasdaq Stock Market on the date of the employment agreement. The option vests over five years and is subject to accelerated vesting if and to the extent that the closing sales price of the common stock during any 15 consecutive trading days equals or exceeds certain target levels. Under the terms of the option, the exercise price is required to be paid by delivery of shares of common stock of the Company that have a fair market value equal to the exercise price. Accordingly, Mr. Meyerson will receive no more than 200,000 shares of common stock pursuant to the option, net of shares received by the Company for exercise consideration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock (collectively, "insiders") to file reports with the Commission disclosing their ownership of common stock and changes in such ownership. The rules of the Commission require insiders to provide the Company with copies of all Section 16(a) reports that the insiders file with the Commission. Based solely upon the Company's review of copies of Section 16(a) reports received by it, and written representations that no such reports were required to be filed with the

Commission, the Company believes that its insiders have complied with all
Section 16(a) filing requirements applicable to them during 1998; except that each of John T. McLennan, Morton H. Meyerson and Deborah C. Gentry filed his or her respective Form 3 several weeks late.

                               EXECUTIVE OFFICERS

    The following individuals currently serve as executive officers of the
Company:

    KENNETH D. TUCHMAN, 39, founded TeleTech and has served as the chairman of the board of directors and chief executive officer of TeleTech since its formation in December 1994. Mr. Tuchman also founded and served as the president and chief executive officer of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., the two predecessors of TeleTech, since their formation in October 1982 and November 1992, respectively.

    JOSEPH D. LIVINGSTON, 54, currently serves as executive vice president and chief operating officer of the Company and, since February 1992, has served the Company in various capacities, including as vice president of operations and technology. From 1989 to 1992, Mr. Livingston was the director of MIS Systems & Operations of Livestone Corporation, a division of American Eastern Securities, and from 1985 to 1989 he was employed by Coopers & Lybrand LLP, an international accounting firm, as director of West Region MIS and Strategic Management Services for International Business. Mr. Livingston holds a master's degree in business from the Presidential/Key Executive MBA program at Pepperdine University.

    STEVEN B. COBURN, 45, has served as senior vice president and chief financial officer of the Company since October 1995. Mr. Coburn oversees the Company's finance, merger and acquisition, corporate real estate, treasury and purchasing activities. Prior to joining TeleTech, Mr. Coburn served as finance director and chief financial officer of Interactive Video Enterprises, a diversified telecommunications affiliate of US WEST, and as finance director of US WEST Marketing Resources Group. In 1993, Mr. Coburn served as finance director and controller of US WEST Polska, a start-up operation in Warsaw, Poland. Mr. Coburn holds a bachelor's degree in accounting from Southern Illinois University. He also is a Certified Public Accountant and a certified internal auditor.

    DEBORAH C. GENTRY, 47, has served as senior vice president of Global Human Resources of the Company since April 1998. Prior to joining TeleTech, Dr. Gentry served as director, executive resources for Eastman Kodak Company; vice president, human resources, Pearle, Inc.; executive director, management planning for Sara Lee Corporation; director, management development for Enron Corporation; and director, human resources consulting for Arthur Young and Company. Dr. Gentry earned her doctor of business administration, master's of business administration and bachelor of science degrees from Indiana University.

    VINCENT CIPOLLA, 42, was named chief marketing officer of TeleTech in March 1999 in connection with the Company's acquisition of Pamet River, Inc., a global marketing company that provides end-to-end marketing solutions utilizing Internet and database technologies. Mr. Cipolla founded Pamet River in 1994 and has served as either its chairman or its president and chief executive officer since its inception. From 1993 to 1997, Mr. Cipolla also served as executive vice president and publisher of the National Trust for Historic Preservation and is a former board member of the Electronic Frontier Foundation, a non-profit organization focusing on issues relating to privacy and access to online resources and information.

    EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth information with respect to all compensation earned during 1998 by TeleTech's chief executive officer and TeleTech's three other most highly paid executive officers (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                ANNUAL COMPENSATION                              ------------
                                          --------------------------------     OTHER ANNUAL       SECURITIES     ALL OTHER
                                          FISCAL    SALARY        BONUS        COMPENSATION       UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR      ($)           ($)             ($)            OPTIONS(#)       ($)(1)
----------------------------------------  ------   --------     ----------     ------------      ------------   ------------
Kenneth D. Tuchman......................   1998    $786,292       $     --       $54,243(2)             --        $    --
  Chairman & Chief                         1997     786,292             --        31,509(2)             --             --
  Executive Officer                        1996     786,292             --        62,451(2)             --         10,830

Joseph D. Livingston....................   1998     370,877        270,534(3)     18,000                --         35,406
  Executive Vice President &               1997     336,501        317,929(4)     15,461                --          4,500
  Chief Operating Officer                  1996     264,423        100,000            --            75,000          4,500

Steven B. Coburn........................   1998     200,000        100,000            --                --             --
  Senior Vice President and                1997     160,000         80,000            --                --             --
  Chief Financial Officer                  1996     129,691         75,000            --                --             --

Deborah C. Gentry.......................   1998     135,192(5)      55,000        73,902(6)        100,000             --
  Senior Vice President of Global Human
  Resources

------------------------

(1) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Tuchman, Mr. Livingston and their respective beneficiaries.

(2) Includes amounts paid as a car allowance, club memberships, rental payments on a condominium and other perquisites paid by the Company to or on behalf of Mr. Tuchman.

(3) Includes a $150,000 annual performance bonus and $90,534 of commissions.

(4) Includes a $150,000 annual performance bonus and $167,929 of commissions.

(5) Consists of compensation from April 1998 through year-end.

(6) Consists of relocation costs paid or reimbursed by TeleTech.

    OPTION GRANTS.

    The following table sets forth information with respect to options to purchase shares of the Company's common stock that were granted in fiscal 1998 to the named executive officers.

                             OPTION GRANTS IN 1998

                                                                 INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                                          --------------------------------               VALUE AT ASSUMED ANNUAL
                                             NUMBER OF       % OF TOTAL                                    RATES OF STOCK PRICE
                                            SECURITIES      OPTIONS/SARS                                 APPRECIATION FOR OPTION
                                            UNDERLYING       GRANTED TO       EXERCISE OR                        TERM(4)
                                           OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION   ------------------------
NAME                                       GRANTED(#)(1)     FISCAL YEAR       ($/SH)(2)      DATE(3)      5%($)        10%($)
-----------------------------------------  -------------  -----------------  -------------  -----------  ----------  ------------
Deborah C. Gentry........................      100,000              3.2%       $    9.50      02/18/08   $  597,450  $  1,514,055

------------------------

(1) The option vests pro rata over the five years following the date of grant.

(2) The exercise price of the option equals the fair market value of the common stock on the grant date, as determined by the board of directors based upon the most recent sales price for the common stock as reported by the Nasdaq Stock Market.

(3) The option expires on the date 10 years after the date of grant.

(4) The potential realizable value is calculated assuming that the fair market value on the date of grant, which equals the exercise price, appreciates at the indicated annual rate (set by the Securities and Exchange Commission), compounded annually, for the 10-year term of the option.

    OPTION HOLDINGS. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held as of December 31, 1998, by each of the named executive officers. None of the named executive officers exercised options during 1998.

          AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                           OPTIONS AS OF DECEMBER 31,  IN-THE- MONEY OPTIONS AS OF
                                                                    1998(#)              DECEMBER 31, 1998($)(1)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Kenneth D. Tuchman.......................................          --             --             --            --

Joseph D. Livingston.....................................     734,367          8,333   $  6,147,355   $    18,749

Steven B. Coburn.........................................     120,000        100,000   $    990,000   $   825,000

Deborah C. Gentry........................................      20,000         80,000   $     15,000   $    60,000

------------------------

(1) The value of each option is based on $10.25, the last reported sales price of the common stock as reported on the Nasdaq Stock Market on December 31, 1998, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS

    AGREEMENT WITH KENNETH D. TUCHMAN. TeleTech has an employment agreement with Kenneth D. Tuchman to serve as chairman of the board and chief executive officer of TeleTech for a term commencing on January 1, 1998, and ending on December 31, 2000 (the "Term"). Pursuant to the employment agreement, Mr. Tuchman is entitled to receive an annual base salary of $786,292, as adjusted on January 1 of each year during the Term by the annual percentage increase in the Consumer Price Index for Urban

Wage Earners and Clerical Workers for the Denver metropolitan area (the "CPI Percentage"). The agreement provides that if Mr. Tuchman elects to forego a CPI Percentage-based adjustment for any year, as he has in 1997 and 1998, he will be entitled to have his annual base salary increased by an amount equal to the amount by which his annual base salary would have been increased had he not elected to forego such adjustments. Any such increase would be applied prospectively beginning on any subsequent adjustment date that Mr. Tuchman selects. Mr. Tuchman also is eligible to receive an annual performance bonus of up to $250,000, as adjusted annually by the CPI Percentage, if TeleTech achieves certain predetermined performance goals established each year by the Compensation Committee. The agreement requires the Company to maintain, on behalf of Mr. Tuchman, a $24 million life insurance policy (half of which is payable to his beneficiaries); disability insurance; accident, death and dismemberment insurance; and errors and omissions insurance with a policy limit of not less than $1 million. Mr. Tuchman also is entitled to receive certain perquisites specified therein. The agreement prohibits Mr. Tuchman, during his employment and for three years thereafter, from disclosing any confidential information or trade secrets of TeleTech. Mr. Tuchman also is prohibited, during his employment and for three years after the Company terminates his employment for good cause (as defined therein) or Mr. Tuchman voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech) that has as its primary business inbound or outbound customer management services.

    AGREEMENT WITH JOSEPH D. LIVINGSTON. TeleTech has signed an employment agreement with Joseph D. Livingston, who serves as executive vice president and chief operating officer of TeleTech, which is effective until March 8, 2002. Pursuant to the agreement, Mr. Livingston is entitled to receive an annual base salary of $380,000 and an annual bonus of $150,000. The agreement prohibits Mr. Livingston from disclosing any confidential information or trade secrets of TeleTech and, for one year after termination of his employment with TeleTech, from engaging in any business or becoming employed or otherwise rendering services to any company engaging in inbound or outbound customer management services or other businesses that are competitive with TeleTech.

    AGREEMENT WITH STEVEN B. COBURN. TeleTech has signed an employment agreement with Steven B. Coburn, who serves as senior vice president and chief financial officer of the Company, which is effective until December 31, 2001. Pursuant to the agreement, Mr. Coburn is entitled to receive an annual base salary of $250,000 and also is eligible to receive an annual bonus of up to 50% of his annual base salary, of which $50,000 is guaranteed. Mr. Coburn's employment agreement prohibits him from disclosing any confidential information or trade secrets of the Company. Mr. Coburn also is prohibited, during his employment and for three years after the Company terminates his employment for good cause (as defined therein) or Mr. Coburn voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech), the primary business of which is competitive with TeleTech's business.

    AGREEMENT WITH DEBORAH C. GENTRY. TeleTech has executed a letter agreement with Deborah C. Gentry pursuant to which Dr. Gentry serves as TeleTech's senior vice president of global human resources. The letter agreement contemplates that its terms will be incorporated into TeleTech's standard form of employment agreement, which has not yet occurred. Dr. Gentry is entitled to receive an annual salary of $185,000, a guaranteed bonus for her first year of employment equal to 30% of her annual salary and an annual performance bonus (commencing in her second year and thereafter) of up to 30% of her annual salary based upon her achievement of mutually agreed management objectives.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    The Company has entered into agreements pursuant to which Avion, LLC, a Colorado limited liability company, and AirMax LLC, a related Colorado limited liability company, provide certain aviation flight services to and as requested by the Company. Such services include the use of an aircraft and flight crew.

Kenneth D. Tuchman, chairman and chief executive officer of the Company, is the owner, directly or indirectly, of Avion, LLC and AirMax LLC. During 1998, the Company paid an aggregate of $480,000 to Avion, LLC and AirMax LLC for services they provided to the Company.

    On October 19, 1998, a wholly owned subsidiary of the Company made a $400,000 interest-free loan to Joseph D. Livingston, the executive vice president and chief operating officer of the Company. The loan matures no later than March 31, 1999, and is secured by all amounts due and payable by the Company at any time to Mr. Livingston, and the proceeds from sales by Mr. Livingston, if any, of shares of common stock issued to him upon his exercise of TeleTech stock options. In March 1998, the term of the loan was extended for a 60-day period.

    On March 18, 1999, Pamet River, Inc., a Massachusetts global marketing company, was merged into a wholly owned subsidiary of TeleTech. In connection with the merger, Vincent Cipolla became chief marketing officer of TeleTech and serves as chief executive officer of Pamet River, which is now a wholly owned subsidiary of TeleTech. Morton H. Meyerson, a director of TeleTech, had purchased shares of Series A Preferred Stock of Pamet River in April 1998 as a personal investment. As consideration for the merger and in their capacities as stockholders of Pamet River, Mr. Cipolla received $344,500 and 47,022 shares of TeleTech common stock and Mr. Meyerson received 94,350 shares of TeleTech common stock. For purposes of the merger, the TeleTech common stock was valued at $7 per share. In addition, Mr. Cipolla may be entitled to receive additional shares of TeleTech common stock if he and/or Pamet River achieves certain management objectives and performance targets during fiscal years 1999, 2000 or 2001.

    The Company has an employment agreement with Morton H. Meyerson, a director of the Company, pursuant to which Mr. Meyerson renders certain advisory and consulting services to the Company. (See "Proposal 1: Election of Directors--Compensation of Directors.")

    TeleTech believes that all transactions disclosed above have been, and TeleTech's board of directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arm's length transactions with unaffiliated third parties.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING THE REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's board of directors (the "Compensation Committee") approves and oversees the Company's compensation policy, approves salaries and annual bonuses for executive management of the Company, including the named executive officers, and administers the Stock Plan, as amend and restated (the "Existing Option Plan"), the Directors Option Plan, the Employee Stock Purchase Plan and the 1999 Stock Option and Incentive Plan (the "1999 Option Plan"), which is being submitted for approval of the stockholders. (See "Proposal 2: Approval of 1999 Stock Option and Incentive Plan.") In fulfilling its responsibilities, the Compensation Committee receives significant input from the Company's chief executive officer and other members of senior management. As required by the Existing Option Plan, during 1998 the Compensation Committee was composed of two "Non-Employee Directors," as defined in the Exchange Act.

COMPENSATION POLICY

    COMPONENTS OF COMPENSATION. The Company's compensation policy for executive management is designed to recruit, motivate and retain highly qualified individuals by (i) rewarding individual achievement, (ii) enabling individuals to share in the risks and rewards of the Company's overall performance and (iii) paying compensation that is competitive with industry compensation levels. The Company's compensation policy is based, in part, on certain recommendations made by an independent compensation consulting firm previously retained by the Company. The key components of the Company's current compensation policy, which is designed to balance short-term and long-term considerations, are competitive salaries, annual cash performance bonuses and long-term equity incentives. With respect to 1998 compensation, the Compensation Committee did not use a specific formula to evaluate performance, determine the specific amount of compensation payable to any individual or allocate each individual's total compensation among salary, bonus and stock options; however, the Compensation Committee believes that the compensation paid by the Company to its executive management is commensurate with the services they rendered to the Company.

    ANNUAL OPTION GRANT PROGRAM. Effective for 1999, the Company has implemented an annual option grant program pursuant to which the Company will grant stock options to members of middle and senior management in lieu of all or a portion of the cash performance bonus to which such persons otherwise would be eligible (the "Annual Option Grant Program"). Under the Annual Option Grant Program, eligible employees will receive stock options or other awards in respect of such number of shares of the Company's common stock that have an aggregate fair market value on the date of grant that is equal to a fixed percentage of such employees' salary. The Company expects to grant each year under the Annual Option Grant Program stock options covering an aggregate of approximately 1.75% of the outstanding shares of common stock. The Company established this percentage for annual grants, and the fixed salary percentages on which individual awards will be determined, based upon the results of several national salary surveys conducted by three independent consulting firms. Awards are granted on a discretionary basis based upon performance evaluations of eligible employees. Approximately 100 employees at the director level (i.e., employees who oversee a distinct department or functional group) and more senior management (including executive officers) currently are eligible to participate in the Annual Option Grant Program. Management believes that the Annual Option Grant Program is in the best interests of the Company because (i) the equity-based awards, which will vest over a four-year period after grant, will provide the recipients with an incentive to remain in the Company's employ and
(ii) broader stock
ownership among middle and senior management level employees will more closely align their interests with the interests of the Company's stockholders.

1998 COMPENSATION

    ANNUAL SALARIES. Kenneth D. Tuchman, the chairman of the board and chief executive officer of the Company, has authority to hire all members of executive management of the Company, subject to the Compensation Committee's approval of the compensation to be paid to such executives. Subject to the approval of the Compensation Committee, Mr. Tuchman also determines the compensation payable to persons offered executive level employment with the Company and annual salary increases for members of the Company's executive management. The Compensation Committee determines annual adjustments to Mr. Tuchman's salary and bonus compensation, which is subject to the terms of Mr. Tuchman's employment agreement. In determining and approving the amount of annual salary and salary increases for executive management, Mr. Tuchman and the Compensation Committee consider factors such as the executive's contribution to the Company's overall operating effectiveness, strategic success and profitability; the executive's role in developing and maintaining key client relationships; the level of responsibility, scope and complexity of such executive's position relative to other executive management; and the executive's leadership growth and management development over the past year. The salaries of the Company's named executive officers, which are listed in the Summary Compensation Table located elsewhere in this proxy statement, are governed primarily by written employment agreements with the Company.

    PERFORMANCE BONUSES. Cash performance bonuses are determined and approved annually by the Compensation Committee based on a subjective evaluation of each executive's actual performance relative to predetermined performance goals, which are based upon factors over which each executive has significant control. The performance goals for executives who are responsible for a particular business unit or functional department, for example, generally are based upon gross revenue or net income targets for such strategic business unit or functional department. For other executives, performance goals may take into account the extent to which predetermined strategic goals and business plans are met and whether special projects and tasks undertaken by the executive during the preceding year have been successfully completed. In addition, the Compensation Committee generally considers the Company's overall financial performance, including the achievement of gross revenue and net income goals. Beginning in 1999, a portion of the cash performance bonus payable to middle and senior level employees will be replaced with stock options and other equity-based awards under the Annual Option Grant Program.

    LONG-TERM INCENTIVES. Stock-based compensation also is an important element of the Company's compensation policy. Stock options and, to a lesser extent, restricted shares of common stock generally are offered to induce an executive to accept employment with the Company. The Compensation Committee believes that stock options and restricted stock, which vest over time and are subject to forfeiture, align the interests of executive management with the interests of the Company's stockholders. The Compensation Committee also believes that substantial equity ownership by individuals in leadership positions within the Company ensure that such individuals will remain focused on building stockholder value. Mr. Tuchman generally recommends, for approval by the Compensation Committee, the size, vesting schedule and other key elements of a particular stock option grant based upon his subjective assessment of the same factors that are considered in determining and approving annual salaries and salary increases. Under the Annual Option Grant Program, vice presidents who oversee departmental and functional units within the Company also will make recommendations regarding which employees should receive awards thereunder.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation paid to Kenneth D. Tuchman, the Company's chairman of the board of directors and chief executive officer, is governed in substantial part by his employment agreement. (See "Executive Officers--Employment Agreements.") Pursuant to his employment agreement, Mr. Tuchman is entitled to receive an annual base salary of $786,292 (subject to increase each year) and also is eligible to receive an annual performance bonus of up to $250,000 if TeleTech achieves certain predetermined performance goals established each year by the Compensation Committee, in each case as adjusted annually based on a specified consumer price index. Each year, the Compensation Committee is required to (i) review Mr. Tuchman's performance during the immediately preceding fiscal year and determine the amount of bonus compensation, if any, to which he is entitled, (ii) review and approve adjustments to Mr. Tuchman's annual salary and bonus and (iii) determine the performance objectives upon which Mr. Tuchman's bonus compensation for the next fiscal year will be based.

    Mr. Tuchman's bonus compensation for fiscal 1998 was dependent upon the Company's achievement of specified revenue and profitability targets and certain client business and internal management development goals. Although the Company achieved record revenue growth in 1998, the Company's profitability and business development initiatives were adversely affected by (i) substantial reductions in call volumes in two significant client programs, (ii) capacity underutilization in several customer interaction centers and (iii) the Company's continued efforts to build its infrastructure and expand its executive management team. As a result, the Company achieved some but not all of the performance objectives upon which Mr. Tuchman's 1998 bonus compensation was based. Mr. Tuchman elected to forego any bonus compensation to which he may have been entitled for 1998. In addition, Mr. Tuchman elected to forego a salary increase for 1999 and to remain at his 1997 and 1998 base salary of $786,292.

    LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION. Provisions of the Internal Revenue Code of 1986, as amended (the "Code"), disallow the deductibility of certain compensation in excess of $1 million paid to a public company's chief executive officer and certain other highly paid executive officers. The deductibility limitation does not apply to performance-based compensation, as defined in the Code, provided certain stockholder approval and other requirements are met. The Compensation Committee anticipates that the Company's compensation policy for executive officers will continue to consist primarily of performance-based compensation and also will be designed to satisfy the requirements of Section 162(m). However, due to the ambiguities and uncertainties regarding the application and interpretation of Section 162(m), there can be no assurance that any performance bonus paid to Mr. Tuchman will satisfy the requirements for deductibility.

March 31, 1999

                                  SUBMITTED BY THE 1998 COMPENSATION
                                  COMMITTEE OF THE BOARD OF DIRECTORS
                                  Alan Silverman
                                  John T. McLennan

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Company's common stock since consummation of the Company's initial public offering in August 1996 with the cumulative total return of the Nasdaq Total Return Index (U.S.); the Russell 2000 Index; and a group of peer companies (assuming the investment on August 1, 1996, of $100 in each of the Company's common stock, the Nasdaq Total Return Index (U.S.) and the Nasdaq Total Return for Nasdaq Non-Financial Stocks). The group of peer companies is composed of APAC TeleServices, Inc., Precision Response Corporation, Sitel Corporation, Sykes Enterprises Inc. and Telespectrum Worldwide Inc. The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
AMONG TELETECH HOLDINGS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE RUSSELL 2000 INDEX AND A PEER GROUP
                                                                          Cumulative Total Return
                                                                                           8/1/96      12/96      12/97      12/98
TELETECH HOLDINGS, INC.                                                                       100        179         78         71
PEER GROUP                                                                                    100        109         52         43
NASDAQ STOCK MARKET (U.S.)                                                                    100        119        146        206
RUSSELL 2000                                                                                  100        116        142        141
*$100 INVESTED ON 6/1/96 IN STOCK OR ON 7/31/96
IN INDEX INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDED DECEMBER 31.

          PROPOSAL 2: APPROVAL OF 1999 STOCK OPTION AND INCENTIVE PLAN

    BACKGROUND. On February 22, 1999, the board of directors of the Company adopted the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan (the "1999 Option Plan"), subject to stockholder approval. The purposes of the 1999 Option Plan are to enable the Company to continue to (i) attract and retain high quality directors, officers, employees and potential employees, consultants and independent contractors of the Company or any of its subsidiaries, (ii) motivate such persons to promote the long-term success of the business of the Company and its subsidiaries and (iii) to induce employees of companies that are acquired by TeleTech to accept employment with TeleTech following such acquisition. The 1999 Option Plan will supplement, not replace, the TeleTech Holdings, Inc. Stock Plan, as amended and restated (the "Existing Option Plan"), which was adopted by the Company in January 1995. As of March 30, 1999, awards covering approximately 6,880,000 shares of common stock had been granted under the Existing Option Plan and only approximately 120,000 shares remained available for future grants. Approval and adoption of the 1999 Option Plan will not affect outstanding awards under the Existing Option Plan, which will continue in effect in accordance with its terms.

    The following summary description of the 1999 Option Plan is qualified in its entirety by reference to the complete copy of the 1999 Option Plan, which is attached hereto as APPENDIX A. The board of directors believes that approval of the 1999 Option Plan is in the best interests of the Company and its stockholders.

    TYPES OF AWARDS. An aggregate of 5,000,000 shares of common stock have been reserved for issuance under the 1999 Option Plan pursuant to the grant of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options that are not intended to qualify under Section 422 of the Code ("NSOs" and together with ISOs, "Options") and (iii) shares of restricted common stock ("Restricted Stock"). The 1999 Option Plan also authorizes the award of phantom stock and stock appreciation rights ("SARs").

    SHARES AVAILABLE. Not more than 5,000,000 shares of common stock may be issued pursuant to awards granted under the 1999 Option Plan. There is no minimum number of shares that may be granted to any participant; however, no participant in the 1999 Option Plan may be granted awards in any calendar year in respect of more than 300,000 shares of common stock. Common stock issued under the 1999 Option Plan may be authorized but unissued shares of common stock, or shares that have been reacquired by the Company and held in treasury. Upon the expiration or termination of Options or other awards granted under the 1999 Option Plan, the shares of common stock that were subject to such awards will be available for awards subsequently granted under the 1999 Option Plan.

    ELIGIBLE INDIVIDUALS. Awards under the 1999 Option Plan may be granted to officers, employees, non-employee directors, independent contractors or consultants of the Company or any subsidiary, and to persons who, at the time an award is granted, are not yet employees of the Company or any subsidiary but to whom an offer of employment has been extended.

    ADMINISTRATION OF THE 1999 OPTION PLAN. The 1999 Option Plan will be administered by the Compensation Committee, which also administers the Existing Option Plan. Each member of the Compensation Committee will qualify as an outside or non-employee director as defined by Section 162(m) of the Code and/or the Exchange Act to the extent such qualification is deemed necessary for the grant of awards under the 1999 Option Plan to qualify for favorable tax or securities treatment under applicable law. The members of the Compensation Committee are appointed by the board of directors and currently consist of Alan Silverman and John T. McLennan. Subject to the express provisions of the 1999 Option Plan, the Compensation Committee will have sole discretion to (i) select, from time to time, which individuals are eligible to participate in the 1999 Option Plan, (ii) those eligible individuals who will receive awards under the 1999 Option Plan and (iii) the form and vesting schedule of awards and the number of shares, exercise price, manner of payment and expiration date applicable to each award. The Compensation Committee also has authority to construe and interpret the 1999 Option Plan and to establish, amend and rescind rules and regulations relating to the 1999 Option Plan.

    TERMS AND CONDITIONS OF AWARDS. The exercise price for each award under the 1999 Option Plan will be determined by the Compensation Committee at the time the award is granted and will be specified in an option or other applicable agreement. The exercise price of an ISO may not be less than the fair market value of the common stock on the date the ISO is granted; however, the exercise price of an NSO may be less than, equal to or greater than the fair market value of the common stock on the date the NSO is granted. "Fair market value" under the 1999 Option Plan is determined by the Compensation Committee, in good faith, taking into account the price of the common stock as reported on the Nasdaq Stock Market. The exercise price of Options granted under the 1999 Option Plan will be payable in cash, by the participant's delivery to the Company of shares of common stock that have a fair market value equal to the aggregate exercise price, pursuant to a cashless exercise arrangement with a broker or in such other form of consideration as the Compensation Committee may approve.

    Unless otherwise determined by the Compensation Committee, awards under the 1999 Option Plan will be (i) exercisable for 10 years after the date of grant,
(ii) vest, in specified increments, over the five years following the date of grant and (iii) terminate on the earliest of (a) the participant's termination of employment with the Company for "cause," (b) 30 days after the participant's termination of employment with the Company for any other reason, other than death and (c) six months following the participant's death. Unless otherwise permitted by the Compensation Committee in its discretion, Options, SARs and phantom stock granted under the 1999 Option Plan will be transferable only by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

    SPECIFIC GRANTS UNDER ANNUAL OPTION GRANT PROGRAM. In 1999, the Company implemented the Annual Option Grant Program, pursuant to which the Company will grant stock options annually to members of middle and senior management in lieu of all or part of a cash performance bonus. Under the Annual Option Grant Program, eligible employees will receive stock options or other awards in respect of such number of shares of the Company's common stock that have an aggregate fair market value that is equal to a fixed percentage of such employees' salary. The Company expects to grant each year under the Annual Option Grant Program stock options covering an aggregate of approximately 1.75% of the outstanding shares of common stock. Approximately 100 employees at the director level (i.e., employees who oversee a distinct department or functional group) and more senior management (including executive officers) are eligible to participate in the Annual Option Grant Program. (See "Report of the Compensation Committee on Executive Compensation.") As of the date of this proxy statement, the following options have been granted under the 1999 Option Plan:

                               NEW PLAN BENEFITS
                      1999 STOCK OPTION AND INCENTIVE PLAN

                                                               DOLLAR        NUMBER OF SHARES
POSITION OF EMPLOYEE                                         VALUE($)(1)      OF COMMON STOCK
--------------------------------------------------------  -----------------  -----------------
Executive Officer.......................................       $6.625               300,000
Non-Executive Officers..................................        $6.50               300,000
Non-Officer Employees...................................   $6.125--$6.625           500,000

------------------------

(1) Represents the exercise price per share of the options granted.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Following is a brief summary of the principal federal income tax consequences of awards under the 1999 Option Plan. This summary is not an exhaustive description and does not describe all applicable federal, state or local tax laws.

    INCENTIVE STOCK OPTIONS. A Plan participant is not subject to federal income tax at the time of either the grant or the exercise of an ISO. In the year in which an ISO is exercised, however, the amount by which the fair market value of the shares of common stock received upon the exercise of an ISO exceeds the exercise price will constitute an adjustment to the optionholder's income in computing alternative minimum taxable income. Such adjustment could result in the imposition of, or increase the amount of, the optionholder's "alternative minimum tax" under the Code. If an optionholder does not dispose of such shares of common stock within two years after the ISO was granted, or one year after the ISO was exercised, whichever is later (any such disposition, a "disqualifying event"), then any gain or loss recognized upon such disposition generally will be treated as long-term capital gain or loss. In such event, the Company will not receive a tax deduction on either the exercise of the ISO or on the sale of the underlying common stock.

    If an optionholder makes a "disqualifying disposition," the optionholder will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the common stock underlying an ISO on the date the ISO is exercised minus the exercise price or (ii) the sales price received by the optionholder on the disposition of the common stock underlying ISO minus the exercise price. In such event, the Company will be entitled to a deduction in an amount equal to the ordinary income realized by the optionholder. If a sale is a disqualifying disposition, the optionholder also may realize short-term or long-term capital gain or loss, if such shares constitute capital assets in an optionholder's hands. The gain or loss will be measured by the difference between the fair market value of the shares on the date of exercise of the ISO and the sales price of the shares.

    NON-QUALIFIED STOCK OPTIONS. No income is realized by an optionholder upon the grant of an NSO. Upon the exercise of an NSO, however, the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price will be taxed as ordinary income to an optionholder and the Company will be entitled to a deduction in an equal amount. Such amount will not be an adjustment to income in computing alternative minimum taxable income. Upon subsequent sales of the common stock underlying an NSO, an optionholder may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, if such shares constitute capital assets in an optionholder's hands. The gain or loss will be measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose will be the sum of the exercise price and the amount of ordinary income realized by the optionholder as a result of such exercise.

    OTHER AWARDS. No income is realized by a holder of SAR or phantom stock at the time the SAR or phantom stock is granted; however, upon exercise, the amount of cash or the fair market value of the shares of common stock received will be taxable as ordinary income to the holder thereof and the Company will be entitled to a deduction in an equal amount.

    SECTION 162(M). Section 162(m) of the Code limits the deductibility (under certain circumstances) of compensation that exceeds $1,000,000 annually that is paid by the Company to its president and to its four most highly compensated officers (other than the president) as determined at the end of the Company's taxable year. Section 162(m) and the proposed regulations thereunder provide certain exclusions from the amounts included in the $1,000,000 limitation, including compensation that is "qualified performance-based compensation" within the meaning of the proposed regulations. The 1999 Option Plan generally is intended to satisfy the requirements set forth in the proposed regulations with respect to "qualified performance-based compensation" with respect to Options that are exercisable at an exercise price of not less than 100% of the fair market value of a share of common stock on the date of grant. However, if an option is exercisable at a price less than 100% of the price of a share of common stock on the date of grant, such NSO will not constitute "qualified performance-based compensation."

    MISCELLANEOUS. The 1999 Option Plan is not qualified under Section 401 of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    VOTE REQUIRED. The 1999 Option Plan will be approved by the stockholders of the Company if Proposal 2 receives the affirmative vote of a majority of the shares of common stock present, by person or by proxy, and entitled to vote on the proposal. Any proxy card that is marked as abstaining from voting on Proposal 2 will be counted for purposes of determining a quorum and, although such shares will be counted as unvoted for purposes of the proposal, will have the effect of a vote against the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2 AND APPROVAL OF THE 1999 STOCK OPTION AND INCENTIVE PLAN.

               PROPOSAL 3: RATIFICATION OF ENGAGEMENT OF AUDITORS

    The Company has engaged Arthur Andersen LLP to audit the Company's financial statements for fiscal 1999. Arthur Andersen LLP audited the Company's financial statements for fiscal 1998 and the decision to retain Arthur Andersen LLP has been approved by the Audit Committee. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3 AND RATIFICATION OF THE ENGAGEMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

                              GENERAL INFORMATION

2000 ANNUAL MEETING OF STOCKHOLDERS

    Notice of any stockholder proposal that is intended to be included in the Company's proxy statement and form of proxy for its next Annual Meeting of Stockholders must be received by the secretary of the Company no later than December 14, 1999. Such notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Exchange Act. In addition, the persons named in the proxy for the next Annual Meeting will have discretionary authority to vote with respect to any matter that is brought by any stockholder during the meeting and that is not described in the proxy statement for such meeting if the Company does not receive written notice, on or before February 28, 2000, that such matters would be raised at the meeting. Any notices regarding stockholder proposals must be received by the Company at its principal executive offices at 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203, Attention: Director of Investor Relations.

ANNUAL REPORTS

    The Company's 1998 Annual Report to Stockholders is being mailed to the stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to TeleTech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203, Attention: Director of Investor Relations.

                                                                      APPENDIX A

                            TELETECH HOLDINGS, INC.
                      1999 STOCK OPTION AND INCENTIVE PLAN

    1.  PREAMBLE.

    TeleTech Holdings, Inc., a Delaware corporation (the "COMPANY"), hereby establishes the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan (the "PLAN") as a means whereby the Company may, through awards of (i) incentive stock options within the meaning of section 422 of the Code (as herein defined),
(ii) stock appreciation rights, (iii) non-qualified stock options, (iv) restricted stock and (v) phantom stock:

       (a) provide employees of the Company and its subsidiaries with additional incentive to promote the success of the Company's and its subsidiaries' businesses and encourage such employees to remain in the employ of the Company and its subsidiaries;

       (b) provide incentive for potential employees to accept employment with the Company; and

       (c) provide directors of the Company who are not otherwise employees of the Company, and consultants and other independent contractors who provide services to the Company, with additional incentive to promote the success of the Company's business.

    The provisions of this Plan do not apply to or affect any option, stock appreciation right, or stock heretofore or hereafter granted under any other stock plan of the Company or any subsidiary, and all such options, stock appreciation rights or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

    2.  DEFINITIONS.

        2.01 "BOARD" or "BOARD OF DIRECTORS" means the board of directors of the Company.

        2.02 "CAUSE" means, as determined in the sole discretion of the Board, a Participant's (a) commission of a felony or the commission of any crime involving moral turpitude, theft, embezzlement, fraud, misappropriation of funds, breach of fiduciary duty, abuse of trust or the violation of any other law or ethical rule relating to the Company; (b) material or repeated dishonesty or misrepresentation involving the Company or any Subsidiary; (c) material or repeated misconduct in the performance or non-performance of Participant's responsibilities as an employee, officer, Director, consultant or independent contractor; (d) violation of a material condition of employment; (e) unauthorized use of trade secrets or confidential information (or the Company's reasonable belief that a Participant has or has attempted to do so); or (f) aiding a competitor of the Company or any Subsidiary.

        2.03 "CODE" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

        2.04 "COMMITTEE" means the committee comprised of two or more Directors appointed by the Board to administer the Plan.

        2.05 "COMMON STOCK" means the common stock of the Company, $.01 par value per share.

        2.06 "COMPANY" means TeleTech Holdings, Inc., a Delaware corporation, and any successor thereto.

        2.07 "DIRECTOR" means a member of the Board.

        2.08 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

        2.09 "FAIR MARKET VALUE" means for the relevant day:

           (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

           (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System ("NASDAQ SYSTEM"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported and, if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

           (c) If trading of the Common Stock is not reported by the Nasdaq System or on a stock exchange, Fair Market Value will be determined by the Committee in its discretion based upon the best available data.

        2.10 "ISO" means incentive stock options within the meaning of Section 422 of the Code.

        2.11 "NAKED SAR" means a SAR issued not in connection with an ISO or NSO.

        2.12 "NSO" means non-qualified stock options, which are not intended to qualify under Section 422 of the Code.

        2.13 "OPTION" means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

        2.14 "OPTION DATE" means the date upon which an Option, SAR, Restricted Stock or Phantom Stock is awarded to a Participant under the Plan.

        2.15 "OPTION PRICE" means the price per share at which an Option may be exercised.

        2.16 "PARTICIPANT" means an individual to whom an Option, SAR, Phantom Stock or Restricted Stock has been granted under the Plan.

        2.17 "PHANTOM STOCK" means a hypothetical share of Common Stock issued as phantom stock under the Plan.

        2.18 "PLAN" means the 1999 TeleTech Holdings, Inc. Stock Option and Incentive Plan, as set forth herein and as from time to time amended.

        2.19 "RESTRICTED STOCK" means Common Stock awarded to a Participant pursuant to this Plan and subject to the restrictions contained in
             Section 9.

        2.20 "SAR" means a stock appreciation right. A SAR may be a Naked SAR or a Tandem SAR.

        2.21 "SECURITIES ACT" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

        2.22 "SUBSIDIARY" means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by the Company.

        2.23 "TANDEM SAR" means a SAR associated with and issued in connection with an ISO or NSO.

        2.24 RULES OF CONSTRUCTION.

           (a) GOVERNING LAW. The construction and operation of this Plan are governed by the laws of the State of Delaware.

           (b) UNDEFINED TERMS. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

           (c) HEADINGS. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

           (d) GENDER. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

           (e) SINGULAR AND PLURAL. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

           (f) SEVERABILITY. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

           (g) TERMINATION OF EMPLOYMENT. For all purposes of this Plan, an employee will have terminated employment with the Company when the employee's employment relationship with the Company and all of its subsidiaries is terminated. Additionally, for all purposes of the Plan, (i) a consultant's or independent contractor's "employment with the Company" shall be considered terminated upon the termination of any consulting or independent contractor agreement, or when the consultant or independent contractor no longer performs any services for the Company and (ii) a non-employee Director's "employment with the Company" shall be considered terminated at the time such Director ceases to serve on the Board.

    3.  STOCK SUBJECT TO THE PLAN.

    Except as otherwise provided in Section 13, the aggregate number of shares of Common Stock that may be issued under Options or as Restricted Stock under this Plan may not exceed 5,000,000 shares of Common Stock. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any awards hereunder shall terminate or expire, as to any number of shares, new Options and Restricted Stock may thereafter be awarded with respect to such shares. Except as otherwise provided in Section 13, no Participant may be granted awards under the Plan in any calendar year in respect of more than 300,000 shares of Common Stock.

    4.  ADMINISTRATION.

    The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:

       (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

       (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

       (c) subject to the express provisions of the Plan, to determine the individuals who will receive awards of Options, Restricted Stock, Phantom Stock and/or SARs; the times when they will receive them; the number of shares to be subject to each award; and the Option Price, payment terms, payment method and expiration date applicable to each award;

       (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs;

       (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs granted thereunder as it may deem necessary or advisable;

       (f) to determine the form in which payment of a SAR or a Phantom Stock award granted hereunder will be made (i.e., cash, Common Stock or a combination thereof) or to approve a participant's election to receive cash in whole or in part in settlement of the SAR or Phantom Stock award;

       (g) to determine the form in which tax withholding under Section 16 of this Plan will be made; and

       (h) to amend the Plan or any Option, Restricted Stock, Phantom Stock or SAR granted or awarded hereunder as may be necessary in order for any business combination involving the Company to qualify for pooling-of-interest treatment under APB No. 16.

    5.  ELIGIBLE PARTICIPANTS.

    Subject to the provisions of the Plan, the Committee shall determine from time to time (a) those employees, officers, Directors, consultants and independent contractors of the Company or a Subsidiary, and non-employees and non-officers to whom the Company or any Subsidiary has extended an offer of employment, who shall be designated as Participants, and (b) the number of Options, SARs, Restricted Stock and Phantom Stock, or any combination thereof, to be awarded to each such Participant, PROVIDED, HOWEVER, that no ISOs or Tandem SARs granted with respect to ISOs shall be awarded under the Plan more than 10 years after the date this Plan is adopted by the Board. In addition, no ISOs may be awarded to a Participant who is not an employee of the Company or a Subsidiary.

    6.  TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS.

    The Committee, in its discretion, may grant ISOs to any Participant under the Plan, PROVIDED, HOWEVER, that no ISOs may be granted to a Director or other Participant who is not an employee of the Company or a Subsidiary. Each ISO shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, each ISO agreement shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

       (a) OPTION PERIOD. Each ISO will expire as of the earliest of:

            (i) the date on which it is forfeited under the provisions of
                Section 12;

            (ii) 10 years (or five years as specified in Section 6(e)) from the
                 Option Date;

           (iii) three months after the Participant's termination of employment with the Company for any reason other than death; or

            (iv) six months after the Participant's death.

       (b) OPTION PRICE. Subject to the provisions of Section 6(e), the Option Price per share shall be determined by the Committee at the time any ISO is granted and shall not be less than the Fair Market Value of the Common Stock subject to the ISO on the Option Date.

       (c) OTHER OPTION PROVISIONS. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine, PROVIDED, HOWEVER, that such other provisions may not be inconsistent with any requirements imposed on qualified stock options under Section 422 of the Code.

       (d) LIMITATIONS ON AWARDS. The aggregate Fair Market Value, determined as of the Option Date, of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year under all ISO plans of the Company and any Subsidiary shall not exceed $100,000.

       (e) AWARDS TO CERTAIN STOCKHOLDERS. Notwithstanding Sections 6(a) and 6(b) hereof, if an ISO is granted to a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company or a Subsidiary (as determined under the Code), the exercise period specified in the ISO agreement for which the ISO thereunder is granted shall not exceed five years from the Option Date and the Option Price shall be at least 110% of the Fair Market Value (as of the Option Date) of the Common Stock subject to the ISO.

    7.  TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION.

    The Committee, in its discretion, may grant NSOs to any Participant under the Plan. Each NSO shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, each NSO agreement shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

       (a) OPTION PERIOD. Each NSO will expire as of the earliest of:

            (i) the date on which it is forfeited under the provisions of
                Section 12;

            (ii) the date three months after the Participant's termination of employment with the Company for any reason other than death; or

           (iii) the date six months after the Participant's death.

       (b) OPTION PRICE. At the time when the NSO is granted, the Committee will fix the Option Price. The Option Price may be greater than, less than or equal to Fair Market Value on the Option Date, as determined in the sole discretion of the Committee.

       (c) OTHER OPTION PROVISIONS. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

    8.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

    The Committee may, in its discretion, grant a SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, in a form approved by the Committee, and may be a Naked SAR or a Tandem SAR. Unless the Committee, in its discretion, determines otherwise, each SAR awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

       (a) TANDEM SARS. Tandem SARs shall terminate on the same date as the related ISO or NSO. A Tandem SAR shall be exercisable only if the Fair Market Value of a share of Common Stock on the date of surrender exceeds the Option Price for the related Option, and then shall be exercisable to the extent, and only to the extent, that the related Option is exercisable. A Tandem SAR shall entitle the Participant to whom it is granted the right to elect, so long as such Tandem SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his related Option, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the per share Option Price and (ii) the number of shares of Common Stock subject to such Option or portion thereof which is surrendered. Any Option or portion thereof which is surrendered shall no longer be exercisable. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company's obligation arising out of the exercise of a Tandem SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver.

       (b) NAKED SARS. Naked SARs shall terminate as provided in the Participant's SAR agreement. The Committee may at the time of granting any Naked SAR add such conditions and limitations to the Naked SAR as it shall deem advisable, including but not limited to, limitations on the period within which the Naked SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such Naked SAR.

       (c) OTHER CONDITIONS. If a Participant is subject to Section 16(a) and
           Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such SAR which the Committee, in its discretion, deems necessary or desirable in order to comply with Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations issued thereunder, or in order to obtain any exemption therefrom.

    9.  TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

    The Committee, in its discretion, may grant Restricted Stock to any Participant under the Plan. Each grant of Restricted Stock shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, all shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

       (a) RESTRICTED PERIOD. Shares of Restricted Stock awarded to Participants may not be sold, transferred, pledged or otherwise encumbered before they vest. Subject to the provisions of subparagraphs (b) and (c) below and any other restrictions imposed by law, certificates evidencing shares of Restricted Stock that vest will be transferred to the Participant or, in the event of his death, to the beneficiary or beneficiaries designated by writing filed by the Participant with the Committee for such purpose or, if none, to his estate.

       (b) FORFEITURES. A Participant shall forfeit all unpaid accumulated dividends and all shares of Restricted Stock which have not vested prior to the date that his employment with the Company is terminated for any reason.

       (c) CERTIFICATES DEPOSITED WITH THE COMPANY. Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited with the Company. Each such certificate shall bear the following (or a similar) legend:

           "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan and an agreement entered into between the registered owner and TeleTech Holdings, Inc. Copies of such Plan and agreement are on file at the principal office of TeleTech Holdings, Inc."

       (d) STOCKHOLDER RIGHTS. Subject to the foregoing restrictions, each Participant shall have all the rights of a stockholder with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares.

       (e) DIVIDENDS. On each Common Stock dividend payment date, each Participant shall receive an amount equal to the dividend paid on that date on a share of Common Stock, multiplied by his number of shares of Restricted Stock.

    10.  TERMS AND CONDITIONS OF PHANTOM STOCK.

    The Committee may, in its discretion, award Phantom Stock to any Participant under the Plan. Each award of Phantom Stock shall be evidenced by an agreement between the Company and the Participant. The Committee may at the time of awarding any Phantom Stock add such additional conditions and limitations to the Phantom Stock as it shall deem advisable, including, but not limited to, the right for Participants to receive dividends equivalent to those paid on Common Stock, limitations on the period or periods within which the Phantom Stock may be surrendered and the maximum amount of appreciation to be recognized with regard to such Phantom Stock. An award of Phantom Stock shall entitle the Participant to whom it is awarded the right to elect, so long as such Phantom Stock is vested and subject to such limitations as the Committee shall have imposed, to surrender any then vested portion of the Phantom Stock, in whole or in part, and receive from the Company in exchange therefor the Fair Market Value on the date of surrender of the Common Stock to which the surrendered Phantom Stock relates in cash or in shares of Common Stock as the Committee may determine. If a Participant is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such Phantom Stock which, in its discretion, the Committee deems necessary or desirable in order to comply with Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, or in order to obtain any exemption therefrom.

    11.  MANNER OF EXERCISE OF OPTIONS.

    To exercise an Option in whole or in part, a Participant, any permitted transferee of a Participant or, after a Participant's death, a Participant's executor or administrator, must give written notice to the Committee, stating the number of shares to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price or (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise. The Option Price may be paid in shares of Common Stock which were received by the Participant upon the exercise of one or more Options. The Option Price may be paid in shares of Common Stock which were received by the Participant as an award of Restricted Stock under the Plan. The Option Price may be paid by surrender of Tandem SARs equal to the Option Price.

    12.  VESTING.

       (a) A Participant may not exercise an Option; surrender a SAR or Phantom Stock; or transfer, pledge or dispose of any Restricted Stock until it has become vested. The portion of an Option, SAR or Phantom Stock award or Restricted Stock that is vested depends upon the period that has elapsed since the Option Date. Unless the Committee establishes a different vesting schedule at the time an Option is granted or the Restricted Stock, SAR or Phantom

           Stock is awarded, all Options granted under this Plan and Restricted Stock, SARs and Phantom Stock awarded under this Plan shall vest according to the following schedule:

                                                                        CUMULATIVE
PERIOD ELAPSED                                                       VESTED PERCENTAGE
------------------------------------------------------------------  -------------------
First Anniversary of Option Date..................................              20%
Second Anniversary of Option Date.................................              40%
Third Anniversary of Option Date..................................              60%
Fourth Anniversary of Option Date.................................              80%
Fifth Anniversary of Option Date..................................             100%

           Except as provided below, if a Participant's employment with the Company or its Subsidiaries is terminated, for any reason, such Participant automatically forfeits any Options, Restricted Stock, SARs and/or Phantom Stock that are not yet vested. A transfer of employment from the Company to a Subsidiary or affiliate, or VICE VERSA, is not a termination of employment for purposes of this Plan. Unless the Committee in its sole discretion specifically waives the application of this sentence, then notwithstanding the vesting schedule contained herein or in the Participant's agreement, if the Participant's employment, or if a Director's membership on the board is terminated for Cause, all Options, SARs, Restricted Stock and/or Phantom Stock granted or awarded to the Participant will be immediately cancelled and forfeited by the Participant upon delivery to him of notice of such termination.

       (b) If it determines that special circumstances exist, the Committee, in its sole discretion, may accelerate the time in which an award under the Plan vests, even if, under its existing terms, such award would not then be exercisable.

    13.  ADJUSTMENTS TO REFLECT CHANGES IN CAPITAL STRUCTURE.

    If there is any change in the corporate structure or shares of the Company, the board of directors may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Options, Restricted Stock, Phantom Stock and/or SARs, in the number and kind of shares covered thereby and in the applicable Option Price, PROVIDED, HOWEVER, no adjustment will be made for the issuance of preferred stock or the conversion of convertible preferred stock. For the purpose of this Section 13, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

    14.  NON-TRANSFERABILITY OF OPTIONS, SARS AND PHANTOM STOCK.

    The Options and SARs granted or Phantom Stock awarded under the Plan are not transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution, or to the extent permissible under Section 422 of the Code, pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, PROVIDED, HOWEVER, that the Compensation Committee, in its discretion, may permit Options to be transferable by a Participant to members of such Participant's immediate family or to family trusts, partnerships and other entities comprised solely of the Participant or members of the Participant's immediate family.

    15.  RIGHTS AS STOCKHOLDER.

    No Common Stock may be delivered upon the exercise of any Option until full payment of the Option Price has been made and all income tax withholding requirements thereon have been satisfied. A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares. A Participant who has been granted SARs or

Phantom Stock shall have no rights whatsoever as a stockholder with respect to such SARs or Phantom Stock.

    16.  WITHHOLDING TAX.

    The Company shall have the right to withhold or to require a Participant to remit to the Company, in cash or shares of Common Stock, with respect to any payments made to Participant under the Plan, any taxes required by law to be withheld because of such payments. Subject to the consent of the Committee with respect to (a) the exercise of an NSO, (b) the lapse of restrictions on Restricted Stock, (c) a "disqualifying disposition" of an ISO, as determined pursuant to the Code, or (d) the issuance of any other stock award under the Plan, a Participant may make an irrevocable election (an "Election") to (i) have shares of Common Stock otherwise issuable withheld, or (ii) tender back to the Company shares of Common Stock received pursuant to (a), (b), or (d), or (iii) deliver back to the Company pursuant to (a), (b), or (d) previously acquired shares of Common Stock having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated tax obligations. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any award under this Plan that the right to make Elections shall not apply to such award.

    17.  NO RIGHT TO EMPLOYMENT.

    Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

    18.  AMENDMENT OF THE PLAN.

    The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may without limitation, adopt any amendment deemed necessary, subject only to applicable laws, regulations and the rules and regulations of the Nasdaq Stock Exchange or any national stock exchange upon which the Common Stock may be listed, PROVIDED, HOWEVER, that (a) except as provided in Section 4(h), no change in any award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent or (b) no amendment may extend the period during which a Participant may exercise an ISO beyond the period set forth in Section 6(a)(ii) or 6(e). Approval of the Company's stockholders to any amendment under part (c)(i) shall require a favorable vote by the majority of the shares of the Company's Common Stock and preferred stock voting separately as a class, and to all other amendments requiring stockholder approval shall require a vote of the majority of the shares of the Company's Common Stock and preferred stock voting together as one class, present in person or by proxy at a duly held stockholders meeting or by written consent. All amendments shall be in writing and consented to by a majority of the members of the Committee.

    19.  CONDITIONS UPON ISSUANCE OF SHARES.

    An Option shall not be exercisable, a share of Common Stock shall not be issued pursuant to the exercise of an Option and Restricted Stock shall not be awarded until such time as the Plan has been approved by the Stockholders of the Company and unless the award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares of Common stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

    20.  EFFECTIVE DATE AND TERMINATION OF PLAN.

       (a) EFFECTIVE DATE. This Plan is effective as of the later of the date of its adoption by the Board or, if approval of the Company's stockholders is sought, the date the Plan is approved by the stockholders of the Company.

       (b) TERMINATION OF THE PLAN. The Committee may terminate the Plan at any time with respect to any shares that are not then subject to Options or Restricted Stock. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options, SARs, Phantom Stock or Restricted Stock awarded before termination.

                               ADMISSION TICKET

                       ANNUAL MEETING OF STOCKHOLDERS
                            TELETECH HOLDINGS, INC.

                            THURSDAY, MAY 13, 1999
                                10:00 A.M. MDT

                              ONE NORWEST CENTER
                       JOHN D. HERSHNER CONFERENCE ROOM
                             1700 LINCOLN STREET
                               DENVER, CO 80203
                                (303) 894-4000

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!




            |  Please Detach and Mail in the Envelope Provided  |
            \/                                                 \/

      PLEASE MARK YOUR      _
A /X/ VOTES AS IN THIS     |                               |
      EXAMPLE USING DARK                                   |
      INK ONLY.                                             ____


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

                    FOR ALL         WITHHOLD
                    NOMINEES        AUTHORITY
                   (except as      to vote for
                 indicated below)  all nominees
 1. Election of       /  /             /  /      NOMINEES: KENNETH D. TUCHMAN
    Directors:                                             ROD DAMMEYER
                                                           GEORGE H. HEILMEIER
                                                           JOHN T. McLENNAN
                                                           MORTON H. MEYERSON
                                                           ALAN T. SILVERMAN

(Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee's name at right.)

________________________________________________


                                                           FOR  AGAINST  ABSTAIN
 2. Approval of the adoption of the 1999 Stock Option and  / /    / /      / /
    Incentive Plan.

 3. Ratification of the appointment of Arthur Andersen LLP
    as the Company's independent auditors.                 / /    / /      / /


           Do you plan to attend the Annual Meeting?       / /             / /
                                                           Yes             No


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSALS 2 AND 3.




SIGNATURE(S) ________________________________________________ DATE _____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PROXY                                                                     PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            TELETECH HOLDINGS, INC.

   The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN AND STEVEN B. COBURN, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 1999 Annual Meeting of Stockholders to be held at One Norwest Center, John D. Hershner Conference Room, located at 1700 Lincoln Street, Denver, Colorado 80203, on May 13, 1999, at 10:00 a.m., local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his sole discretion are further authorized to vote on other matters which may properly come before the 1999 Annual Meeting and any adjournments or postponements thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                           (PLEASE SIGN ON OTHER SIDE)